EXHIBIT 99.2

SOUTHERN MICHIGAN BANCORP, INC.
51 West Pearl Street
Coldwater, Michigan  49036

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

          The annual meeting of shareholders of Southern Michigan Bancorp, Inc. will be held on Thursday, May 13, 2010 at 4:00 p.m. local time, at the Dearth Community Center, located at the Fairgrounds, in Coldwater, Michigan. At the meeting, we will:

(1)	Vote on the election of five directors;

(2)	Ratify the selection of Clifton Gunderson LLP as independent auditors for 2010, and

(3)	Transact any other business that may properly come before the meeting.

          Shareholders of record at the close of business on March 12, 2010 are entitled to notice of and to vote at the annual meeting and any adjournment of the meeting.

Date: April 1, 2010	By Order of the Board of Directors John H. Castle Chairman of the Board

It is important that your shares of Southern common stock be represented at the meeting. We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person. If you do attend the meeting, you may revoke your proxy and vote in person.

SOUTHERN MICHIGAN BANCORP, INC.
51 West Pearl Street
Coldwater, Michigan 49036

PROXY STATEMENT

GENERAL INFORMATION

          This proxy statement and the enclosed proxy card are being furnished to you in connection with the solicitation of proxies by the board of directors of Southern Michigan Bancorp, Inc., a Michigan corporation (the "Company"), for use at the annual meeting of shareholders of the Company or any adjournment of the meeting. The annual meeting will be held on Thursday, May 13, 2010 at 4:00 p.m. local time at the Dearth Community Center, located at the Fairgrounds, in Coldwater, Michigan. This proxy statement and accompanying proxy card were first sent or given to shareholders on and after April 1, 2010.

Purpose of the Meeting

          The purpose of the annual meeting is to consider and vote on:

➢	the election of five directors; and
➢	the ratification of the selection of Clifton Gunderson LLP as independent auditors for 2010

          In addition, any other business that properly comes before the meeting will be considered and voted on. As of the date of this proxy statement, we do not know of any other matters to be considered at the annual meeting.

Your board of directors recommends that you vote FOR each of the nominees discussed in this proxy statement and FOR ratification of the selection of Clifton Gunderson LLP as independent auditors for 2010.

How to Vote Your Shares

          You may vote at the annual meeting in person or by proxy if you were a shareholder of record of common stock of the Company on March 12, 2010. You are entitled to one vote per share of common stock of the Company that you own on each matter presented at the annual meeting. As of March 12, 2010, there were 2,340,717 shares of common stock of the Company, par value $2.50 per share, issued and outstanding.

          Your shares of common stock of the Company will be voted at the annual meeting if you properly sign and return to us the enclosed proxy. If you specify a choice, your shares will be voted as specified. If you do not specify a choice, your shares will be voted for the election of each nominee for director named in this proxy statement and for ratification of the selection of Clifton Gunderson LLP as independent auditors for 2010. If other matters are presented at the annual meeting, the individuals named in the enclosed proxy will vote your shares on those matters in their discretion.

          You may revoke your proxy at any time before it is exercised by:

➢	delivering written notice to the Danice L. Chartrand, Secretary of the Company;
➢	signing and delivering a later dated proxy to the Secretary of the Company; or
➢	attending and voting at the annual meeting.

Merely attending the meeting will not, by itself, revoke your proxy. Your last valid vote that we receive before or at the annual meeting is the vote that we will count.

          If you do not provide your broker with voting instructions, then your broker has discretionary authority to vote your shares on certain "routine" matters, such as ratification of the appointment of our independent auditors. However, because of a recent rule change, your broker no longer has discretionary authority to vote your shares in the election of directors. It is important that you promptly provide your broker with voting instructions if you want your shares voted in the election of directors.

Who Will Solicit Proxies

          Directors, officers and employees of the Company will solicit proxies on behalf of the Company by mail, in person, or by telephone. These individuals will not receive additional compensation for soliciting proxies. The Company will request brokers, custodians, nominees, and other fiduciaries to forward proxy materials to beneficial owners of shares of common stock of the Company held of record by such parties and will reimburse them for their reasonable charges and out-of-pocket expenses in connection with forwarding proxy materials to beneficial owners. The Company will pay all of the costs of soliciting proxies.

Required Vote and Quorom

          A plurality of the shares voting at the annual meeting is required to elect directors. This means that if there are more nominees than director positions to be filled, the nominees for whom the most votes are cast will be elected. In counting votes on the election of directors, shares for which voting authority is withheld and other shares not voted will not be counted as voted, and the number of shares of which a plurality is required will be reduced by the number of shares not voted.

          The ratification of the selection of Clifton Gunderson LLP as independent auditors for 2010 will be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of ratification. Abstentions, broker non-votes and other shares that are not voted on the proposal in person or by proxy will not be included in the vote count to determine if a majority of shares voted in favor of this proposal.

          We do not know of any other matters to be presented at the meeting. Generally, any other proposal to be voted on at the meeting would be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted on the proposal in person or by proxy would not be included in the vote count to determine if a majority of shares voted in favor of each proposal.

          A majority of shares entitled to vote at the annual meeting must be present or represented at the meeting to constitute a quorum. If you submit a proxy or attend the meeting in person, your shares will count towards establishing a quorum, even if you withhold voting authority or abstain from voting on some or all of the matters introduced at the meeting. Abstentions and broker non-votes also count towards establishing a quorum.

          The signing of a proxy does not preclude you from attending the annual meeting and voting in person. You are encouraged to promptly complete, date and sign the enclosed proxy card and return it to Southern Michigan Bank & Trust, Attn: Trust Department, the transfer agent for the Company's common stock, even if you intend to attend the meeting.

PROPOSAL 1 - ELECTION OF DIRECTORS

          The Company's Board of Directors is currently composed of fourteen directors who are divided into three classes. One class is elected each year for a three year term. Five directors are nominated for election at the annual meeting to serve for a three year term ending with the annual meeting of shareholders following the year ended December 31, 2012. All of the nominees currently serve as directors. If any of the nominees are unable or unwilling to serve as a director, your proxy will be voted for the election of the person nominated by the Board of Directors in substitution, if any. The Company has no reason to believe that any nominee of the Board of Directors is unwilling or unable to serve as a director, if elected.

          The following table lists the names of the nominees and the other current directors and their ages as of March 12, 2010, their principal occupations, and the year in which each became a director.

Name of Director	Age	Principal Occupation(s)	Year First Became a Director of the Company

Nominees of the Board of Directors for election at the annual meeting:

John S. Carton	69	Retired Business Executive	2007

H. Kenneth Cole	61	Chief Administrative Officer and Treasurer - Hillsdale College	1998

Gary Hart Haberl	57	CEO & President - Infinisource, Inc.	2004

Brian P. McConnell	47	President & COO - Burr Oak Tool, Inc.	2007

Kurt G. Miller	54	President of the Company and Southern Michigan Bank & Trust	2002

Directors Whose Terms Continue until the 2011 Annual Meeting:

Marcia S. Albright	46	VP & General Manager - Cequent Electrical Products, Inc.	2002

Dean Calhoun	51	CEO - Coldwater Veneer, Inc.	2006

Name of Director	Age	Principal Occupation(s)	Year First Became a Director of the Company

John H. Castle	52	Chairman of the Board of the Company and Southern Michigan Bank & Trust; Chief Executive Officer of the Company and Southern Michigan Bank & Trust	2002

Nolan E. Hooker	58	President - Hooker Oil Co.; Co-President - Best American Car Washes	1991

Directors Whose Terms Continue until the 2012 Annual Meeting:

Gregory J. Hull	62	President - Hull Farms, Inc.	1995

Thomas E. Kolassa	62	Executive Vice President - Hub International, Inc.	1995

Donald J. Labrecque	52	President - Labrecque Management, LLC	2004

Thomas D. Meyer	65	President - Meyer Ventures, LLC	2008

Freeman E. Riddle	77	Vice President - Spoor & Parlin, Inc.	1982

          The following table presents, as of March 12, 2010, the total number of shares of common stock of the Company beneficially owned, and the percent of such shares so owned, by each director and by all directors of the Company as a group.

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Sole Voting and Dispositive Power	Shared Voting or Dispositive Power(2)	Stock Options (3)	Total Beneficial Ownership	Percent of Class

Marcia S. Albright	2,325	-	2,133	4,458	*

Dean Calhoun	84	155,548	400	156,032	6.66%

John S. Carton	2,723	-	-	2,723	*

John H. Castle	11,629	170	46,925	58,724	2.46%

H. Kenneth Cole	512	-	2,448	2,960	*

Gary Hart Haberl	90	8,624	1,293	10,007	*

Nolan E. Hooker	1,543	3,870	2,448	7,861	*

Gregory J. Hull	75	3,763	2,448	6,286	*

Thomas E. Kolassa	13,266	-	2,448	15,714	*

Donald J. Labrecque	1,730	-	1,293	3,023	*

Brian P. McConnell	45	1,900	-	1,945	*

Thomas D. Meyer	3,598	-	-	3,598	*

Kurt G. Miller	7,822	12	38,025	45,859	1.93%

Freeman E. Riddle	1,065	9,000	1,818	11,883	*

Totals	46,507	182,887	101,679	331,073	13.54%

(1)

The number of shares stated are based on information furnished by each person listed and include shares personally owned of record by that person and shares that are considered to be otherwise beneficially owned by that person. Voting power includes the power to vote or direct the voting of the security. Dispositive power includes the power to dispose or direct the disposition of the security. A person will also be considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days, such as through the exercise of a stock option. Shares held in fiduciary capacities by the Company are not included in shares beneficially owned by individuals unless otherwise indicated. The directors and officers of the Company may, by reason of their positions, be in a position to influence the voting or disposition of shares held in trust by the Company to some degree, but disclaim beneficial ownership of these shares. The Company and its subsidiary bank disclaim beneficial ownership of shares held by the bank in fiduciary capacities.

(2)

The number of shares shown in this column includes shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust, or other contract or property right, and shares held by spouses and children over whom the listed person may have substantial influence by reason of relationship.

(3)	The stock options included in this column are only those options that are exercisable within 60 days from March 12, 2010. Options that vest at later dates are not reported in this table.

(*)	Less than one percent (1%).

The Board of Directors recommends that you vote FOR election of all nominees as directors.

PROPOSAL 2 - RATIFICATION OF INDEPENDENT AUDITORS

          Clifton Gunderson LLP conducted an independent audit of the consolidated financial statements of the Company for the year ended December 31, 2009. Upon the recommendation of the Audit Committee, the Board of Directors has selected Clifton Gunderson to act as the Company's independent auditors for 2010.

          This selection is being submitted to shareholders for ratification. While such ratification is not required, the Company believes it is an important corporate decision in which shareholders should participate. If the shareholders do not ratify the selection of Clifton Gunderson LLP, the Audit Committee will consider a change in independent auditors for the next year.

The Board of Directors recommends that shareholders vote FOR ratification of the selection of Clifton Gunderson LLP as independent auditors for 2010.

OTHER MATTERS

          The Board of Directors does not know of any other matters which may come before the meeting. If any other matters are presented to the meeting, it is the intention of the holders of the proxies to vote, or otherwise to act, in accordance with their judgment on such matters.

SHAREHOLDER COMMUNICATIONS

          Shareholders who wish to send communications to the Company's Board of Directors may do so by sending them in care of Danice L. Chartrand, the Secretary of the Company, at the address that appears on the first page of this proxy statement. Communications may be addressed either to specified individual directors or the entire Board of Directors. The Secretary has the discretion to screen and not forward to directors any communications that the Secretary determines in her discretion are communications unrelated to the business or governance of the Company and its subsidiaries, including, without limitation, commercial solicitations and offensive, obscene, or otherwise inappropriate communications. The Secretary will, however, compile all shareholder communications that are not forwarded and the communications will be available to any director.

By Order of the Board of Directors Danice L. Chartrand Secretary